Exhibit 10.0.9

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made and entered into between Richard P. McCook (“Employee”) and Winn-Dixie Stores, Inc., its officers, agents, employees, successors and assigns and any affiliated company, parent, or subsidiary, and their past and present directors, officers, employees, representatives, successors and assigns (“Winn-Dixie”) with reference to the following facts:

R E C I T A L S

WHEREAS Employee wishes to retire from his position as Senior Vice President and Chief Financial Officer, as well as from any and all appointments to any Winn-Dixie Administrative Committees including, but not limited, the Administrative Committee for the administration of the Winn-Dixie Stores, Inc. Profit Sharing/401K Plan, Supplemental Retirement Plan, and Management Security Plans, effective March 15, 2004, his resignation date, and continue to be employed as an employee consultant with Winn-Dixie up through and including June 23, 2004, his retirement date.

WHEREAS Employee acknowledges that in order to receive the consideration outlined herein, some of which he is not entitled to, he/she must execute this Agreement and return it to Winn-Dixie’s Human Resources Department, Attention: Mark Matta, Senior Vice President.

WHEREAS Employee acknowledges that the benefits he/she has elected to receive by executing and returning this Agreement are in excess of those he/she would have received from Winn-Dixie if he/she had not elected to execute and return this Agreement. Employee further acknowledges that the benefits he/she will receive as a result of executing this Agreement are not something he/she would have been entitled absent execution of this Agreement.

WHEREAS Employee and Winn-Dixie seek to protect Winn-Dixie’s against unfair competition and its investment in its workforce.

WHEREAS Employee and Winn-Dixie, each desire to settle, fully and finally, all claims, known or otherwise, that Employee could have asserted based on his/her employment relationship and the retirement thereof.

THEREFORE, in consideration of the mutual promises set forth in this Agreement, Employee and Winn-Dixie agree as follows:

Richard P. McCook

Winn-Dixie Stores, Inc.

1. Winn-Dixie Agrees

In full consideration and as material inducement for Employee’s signing of this Agreement, and agreeing to the releases and promises as provided for herein, Winn-Dixie agrees:

(a)	to pay Employee the sum of Eight Hundred Thirty Thousand Dollars ($830,000.00), the equivalent of twenty-four (24) months pay, less appropriate withholding tax and FICA deductions but without deductions for MSP or SRP plan contributions, on April 1, 2004;

(b)	to pay Employee a net amount of Six Thousand Three Hundred Dollars ($6,300.00), equal to eighteen (18) months of coverage, to offset the insurance premium differential between COBRA (benefits continuation) and the premium assessed for active employee participation in the Winn-Dixie medical and dental benefits plans on April 1, 2004;

(c)	to pay Employee the sum of Four Hundred Ninety-Eight Thousand Dollars ($498,000.00), the equivalent of two (2) years Target Bonus at sixty percent (60%) of Employee’s yearly salary, less appropriate withholding tax and FICA deductions but without deductions for MSP or SRP plan contributions, on April 1, 2004;

(d)	to pay Employee the sum of Seventy-Nine Thousand Eight Hundred Sixty-Seven Dollars and Ninety-Three Cents ($79,867.93), the equivalent of 17/53rds of fiscal year 2004’s Target Bonus at sixty percent (60%) of Employee’s yearly salary, less appropriate withholding tax and FICA deductions but without deductions for MSP or SRP plan contributions on April 1, 2004;

(e)	to pay Employee the sum of Three Hundred Thirty-Two Thousand Dollars ($332,000.00), the equivalent of six (6) months pay and six (6) months Target Bonus at sixty percent (60%) of Employee’s yearly salary, less appropriate withholding tax and FICA deductions but without deductions for MSP or SRP plan contributions, as payment for the Employee’s consultant services on April 1, 2004;

Richard P. McCook

Winn-Dixie Stores, Inc.

(f)	to allow one thousand seven hundred thirty-two (1,732) shares of restricted stock as well as ten thousand five hundred four (10,504) stock options with a strike price of Twenty-Five Dollars and Ninety-Five Cents ($25.95) which represents the value of the aforementioned shares at the date of issuance to vest to Employee on or about June 15, 2004;

(g)	to pay a contingent cash amount of Forty-Four Thousand, Nine Hundred Fifty-Seven Dollars and Sixty-Seven Cents ($44,957.67), the cash equivalent of approximately one thousand seven hundred thirty-two (1,732) shares at Twenty-Five Dollars and Ninety-Five Cents ($25.95) which represents the approximate value of the aforementioned shares at the date of issuance, on April 1, 2004;

(h)	to pay Employee Seventy Thousand Dollars ($70,000.00), less appropriate withholding tax and FICA deductions but without deductions for MSP or SRP plan contributions, as payment in lieu of any August 2004 long-term incentive pay Employee might have received, on April 1, 2004;

(i)	to allow Employee to retire from his position as Senior Vice President and Chief Financial Officer, as well as from any and all appointments to any Winn-Dixie Administrative Committees including, but not limited, the Administrative Committee for the administration of the Winn-Dixie Stores, Inc. Profit Sharing/401K Plan, Supplemental Retirement Plan, and Management Security Plans, effective March 15, 2004, also known herein as Employee’s resignation date or date of retirement, and continue to be employed as an employee consultant with Winn-Dixie up through and including June 16, 2004, also known herein as Employee’s retirement date or date of retirement;

(j)	to pay Employee Ten Thousand Dollars ($10,000.00), less appropriate withholding tax and FICA deductions but without deductions for MSP or SRP plan contributions, in lieu of providing outplacement support on April 1, 2004;

(k)	to only verify dates of employment and last position held if contacted by an employer or prospective employer of Employee; and

(l)	to not contest Employee’s entitlement to unemployment benefits, if any, he/she may be entitled to in accordance with applicable state unemployment laws and regulations.

Richard P. McCook

Winn-Dixie Stores, Inc.

2. Employee Agrees

In full consideration and as material inducement for Winn-Dixie to enter into this Agreement, and extending the promises as provided for herein, Employee agrees to both work as an employee consultant for Winn-Dixie and continue to provide his best efforts in performing any and all financial duties and responsibilities assigned to him by Winn-Dixie and for which he was previously responsible up through and including his retirement date.

In the event that Employee fails to perform in an acceptable manner and provide his best efforts through his retirement date, Employee agrees that Winn-Dixie shall be entitled to stop payment of any funds, stock or other consideration owed under this Agreement and bring legal action against Employee in a court of competent jurisdiction for each such breach.

3. Complete and Full General Release of All Claims

In consideration for the benefits set out more fully below, Employee, for himself/herself, his/her heirs, successors and assigns, hereby, unconditionally and forever releases and discharges Winn-Dixie and any affiliated company, parent, or subsidiary, and their past and present directors, officers, employees, representatives, successors and assigns from any and all claims, whether known or not, including but not limited to, claims, rights, or amounts for attorneys’ fees, wages, debts or damages of any kind arising out of, but not limited to, his/her hiring, employment, treatment by or separation from employment with Winn-Dixie. This Agreement applies to all claims and causes of action including, but not limited to, claims, arising under any civil rights statutes, including but not limited to the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Family Medical Leave Act, the Fair Labor Standards Act of 1938, the Rehabilitation Act of 1973, the National Labor Relations Act, the Florida Civil Rights Act of 1992, or any other local, state or federal law or regulation of whatever kind, or any theory of contract or tort based on events occurring prior to the execution of this Agreement.

Richard P. McCook

Winn-Dixie Stores, Inc.

4. No Other Filings

Employee represents that he/she has not filed any charges, complaints or other accusatory pleadings against Winn-Dixie or any of its officers, directors, employees or representatives based upon or arising out of any aspect of his/her employment relationship with Winn-Dixie or separation therefrom which may have accrued as of the date of the execution of this Agreement, and that he/she will not do so at any time hereafter. Employee agrees that if at any time after the execution of this Agreement it is established that he/she violated the terms of this provision, Winn-Dixie shall have the right to seek appropriate relief, including, but not limited to, a permanent injunction restraining Employee from further violations. Employee further agrees that damages for any breach of this provision will be difficult to calculate and that should Employee breach this provision, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover One Hundred Thousand Dollars ($100,000.00) as liquidated damages for each such breach.

5.	Confidentiality

Employee agrees that the facts, contents, and terms of this Agreement shall be completely confidential and will not be disclosed to any third party except (a) as required by law, (b) as required to obtain legal advice, or (c) to Employee’s immediate family, including parents, spouse and/or children. Employee further agrees that the only statement he/she will make about his/her separation from Winn-Dixie is that he/she retired from employment with Winn-Dixie and continued to work as an employee consultant for a short period. Employee agrees that if at any time after the execution of this Agreement it is established that he/she violated the terms of this confidentiality provision, Winn-Dixie shall have the right to seek appropriate relief, including, but not limited to, a permanent injunction restraining Employee from further violations. Employee further agrees that damages for any breach of this confidentiality promise will be difficult to calculate and that should Employee breach this promise of confidentiality, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover One Hundred Thousand Dollars ($100,000.00) as liquidated damages for each such breach.

Richard P. McCook

Winn-Dixie Stores, Inc.

6. Non-Admission of Liability

It is understood and agreed that this Agreement has been reached purely on a compromise basis and is not to be construed as an admission by either Employee or Winn-Dixie of any violation of any federal, state or local law, ordinance, or administrative regulation, or any action in contract or tort which either party could have brought in a subsequent lawsuit.

7. Return of Materials

Employee agrees to return all equipment owned by Winn-Dixie in his/her possession, custody or control upon his date of retirement. The term equipment includes, but is not, limited to laptops, wireless communication devices, credit cards, access cards or any other equipment specifically assigned to Employee and used for business purposes by Employee (“Equipment”) as Senior Vice President and Chief Financial Officer. The term equipment does not include business cards, office supplies, pencils or any other item not specifically assigned to Employee. Employee further agrees to return all materials, memorandum, notes, records, lists, or any other documents or tangible medium containing proprietary information pertaining to Winn-Dixie’s business or its customers (“Materials”) upon his resignation date.

Employee and Winn-Dixie further agree that damages for any breach of Employee’s agreement to return materials will be difficult to calculate and that should Employee breach this promise to return materials, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover One Hundred Thousand Dollars ($100,000.00) as liquidated damages for each such breach. To the extent, Employee discovers that he has inadvertently or mistakenly failed to return any of the aforementioned Equipment or Materials, Employee agrees to immediately return the Equipment and/or Materials by way of overnight delivery to Winn-Dixie’s General Counsel. So long as Employee has not used said inadvertently or mistakenly withheld Equipment or Materials to violate any other provision of this Agreement, any such discovery and return of said inadvertently or mistakenly withheld Equipment or Materials shall not subject Employee to liability under this provision.

Richard P. McCook

Winn-Dixie Stores, Inc.

8. Non-Solicitation

Employee also agrees that, for two (2) years after the date of execution of this Agreement, Employee will not directly or indirectly solicit employees of Winn-Dixie for the purpose of inducing them to leave their employment with Winn-Dixie.

In the event of any breach by Employee of the above-referenced non-solicitation clause, the resulting injuries to Winn-Dixie would be difficult or impossible to estimate accurately, but it is certain that injury or damages will result to the business of Winn-Dixie. Employee therefore agrees that, in the event of any such breach, Winn-Dixie shall be entitled, in addition to any available legal or equitable remedies for damages, to an injunction to restrain the violation or anticipated violation of those provisions of this Agreement. Winn-Dixie’s rights under this paragraph shall be in addition to every other remedy (equitable, statutory, legal or contractual) to which Winn-Dixie may be entitled.

9. Non-Disparagement

Employee agrees to refrain from publicly or privately either directing any disparaging or defamatory remarks regarding Winn-Dixie or engaging in any form of conduct that disparages Winn-Dixie, portrays Winn-Dixie in a negative light, or otherwise impairs the reputation, goodwill or commercial interests of Winn-Dixie. Employee understands and agrees that this restriction prohibits, among other things, the making of disparaging or defamatory remarks regarding Winn-Dixie or engaging in any conduct that disparages, portrays in a negative light, or otherwise impairs the reputation, goodwill or commercial interests of Winn-Dixie to any (1) member of the general public; (2) either customers, vendors or suppliers or potential customers, vendors or suppliers of Winn-Dixie; (3) current, former or prospective employees of Winn-Dixie; or (4) member(s) of the press or other media. Employee further agrees that damages for any breach of this non-disparagement promise will be difficult to calculate and that should a breach of this promise occur, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover One Hundred Thousand Dollars ($100,000.00) as liquidated damages for each such breach.

Richard P. McCook

Winn-Dixie Stores, Inc.

10. Non-Disclosure and Non-Compete

Employee agrees that in his position as Senior Vice President and Chief Financial Officer, he/she had access to and indeed did review proprietary and confidential information that both was not available to the general public and Winn-Dixie took reasonable steps to protect from being disseminated to the public. This information included, but was not limited to customer, supplier and vendor information; processes; know-how; trade secrets defined as information including a formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; other valuable confidential business information or professional information that otherwise does not qualify as trade secrets; pricing; marketing strategies; and all other similar and related information of Winn-Dixie. Employee further agrees that Winn-Dixie has a legitimate business interest in protecting substantial relationships with specific prospective or existing customers, vendors, or suppliers; customer or vendor goodwill associated with its business; and extraordinary or specialized training. In light of Employee’s access to this information, Employee furthermore agrees that he/she will not:

(a)	at any time disclose any of Winn-Dixie’s proprietary, secret or confidential information to any person or party, directly or indirectly, for a period of at least two(2) years from the date of Employee’s execution of this Agreement; and/or

(b)	for a period of two (2) years from the date of Employee’s execution of this Agreement, without the prior written consent of Winn-Dixie, directly or indirectly, alone or with any other person or entity, as a shareholder, officer, director, partner, consultant, employee, or otherwise, engage in any business or enterprise which is “in competition” with Winn-Dixie. Provided, however, that Employee’s ownership of less than five percent (5%) of the issued and outstanding voting securities of a publicly traded company shall not, in and of itself, be deemed to constitute such competition. A business or enterprise is deemed to be “in competition” if it is conducting a retail grocery business in any of the geographical regions in which Winn-Dixie conducts substantial business as Employee’s retirement date and (I) more than 10% of the total revenue of the business or enterprise is attributable to the retail grocery business, and (II) Employee does or will provide material services for, advise, or consult or otherwise share material information with, the portion of the business or enterprise, or the employees thereof, engaged in competition. Notwithstanding anything herein to the contrary, Wal Mart Stores, Inc. and its affiliates and KMart Corporation and its affiliates shall be considered to be “in competition” with Winn-Dixie.

Richard P. McCook

Winn-Dixie Stores, Inc.

If any of the aforementioned covenants are breached, Winn-Dixie shall have any and all legal remedies as may be available to it, and Winn-Dixie shall be entitled to an immediate injunction from a court of competent jurisdiction to prevent the continuation of the breach without further having to show damage. Furthermore, Employee agrees that damages for any such breach will be difficult to calculate and that should he/she breach either of the aforementioned covenants, Winn-Dixie shall be entitled to both stop payment of any funds owed under this Agreement and bring legal action against Employee in a court of competent jurisdiction for each such breach. Upon the entry of any judgment finding such a breach, Winn-Dixie shall also be entitled to recover One Hundred Thousand Dollars ($100,000.00) as liquidated damages for each such breach.

11. Benefits Acknowledgment

Employee recognizes and acknowledges that neither Winn-Dixie’s decision to allow Employee to announce nor Winn-Dixie’s reference herein to his March 15, 2004 change in employment status as a retirement has any effect whatsoever on his entitlement to any retirement, pension or any other Winn-Dixie sponsored benefits.

12. Complete Agreement

It is understood and agreed that this Agreement sets forth the entire agreement between Employee and Winn-Dixie and supercedes any previous agreement between Employee and Winn-Dixie.

13. Choice of Law

This Agreement is to be construed according to the laws of the State of Florida.

14. Severability

Should any provision of this Agreement be declared unlawful or invalid, all other provisions shall remain in full force and effect.

Richard P. McCook

Winn-Dixie Stores, Inc.

15. Obligation Dependent

The parties’ obligations hereunder are dependant upon the other party performing its obligations hereunder. Without limiting the generality of the foregoing, no covenant, agreement or representation made by either party herein shall be binding on such party in the event the other party fails to perform its obligations hereunder in any material respect.

16. Acknowledgment

EMPLOYEE REPRESENTS AND ACKNOWLEDGES THAT HE/SHE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO ENTERING THIS AGREEMENT, AND THAT HE/SHE HAS BEEN PROVIDED WITH A PERIOD OF AT LEAST FORTY-FIVE (45) DAYS WITHIN WHICH TO CONSIDER THE AGREEMENT. EMPLOYEE FURTHER REPRESENTS AND ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT IN ITS ENTIRETY, THAT THE AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY HIM/HER, THAT HE/SHE FULLY UNDERSTANDS ITS CONTENT AND EFFECT, AND, WITHOUT DURESS OR COERCION, KNOWINGLY AND VOLUNTARILY AGREES TO ITS TERMS AND CONDITIONS. EMPLOYEE ALSO ACKNOWLEDGES AND REPRESENTS THAT THE CONSIDERATION PROVIDED IN EXCHANGE FOR THIS AGREEMENT IS OF VALUE TO HIM/HER AND IS NOT ANYTHING TO WHICH HE/SHE IS ALREADY ENTITLED.

EMPLOYEE FURTHER ACKNOWLEDGES THAT HE/SHE MAY REVOKE THIS AGREEMENT AT ANY TIME WITHIN SEVEN (7) DAYS OF EXECUTING THE AGREEMENT. ANY REVOCATION, HOWEVER, MUST BE IN WRITING AND DELIVERED TO WINN-DIXIE’S SENIOR VICE PRESIDENT OF HUMAN RESOURCES VIA CERTIFIED MAIL, RETURN RECEIPT REQUESTED. BOTH PARTIES ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED.

[Signatures Contained on Next Page]

Richard P. McCook

Winn-Dixie Stores, Inc.

Dated this 3rd day of March, 2004

/s/ Richard P. McCook	/s/ Mark Matta
Richard P. McCook	Mark Matta
#00000000234	Senior Vice President, Human Resources Winn-Dixie Stores, Inc.

Sworn to and subscribed before me this 3rd day of March, 2004.	Sworn to and subscribed before me this 3rd day of March, 2004.

/s/ Barbara Vanzant	/s/ Barbara Vanzant
Notary Public	Notary Public

My Commission Expires: 7/20/05	My Commission Expires: 7/20/05

Amendment to Separation and Release Agreement

Reference is made to that certain Separation and Release Agreement, dated March 3, 2004, made and entered into between Richard P. McCook and Winn-Dixie Stores, Inc. (the “Original Agreement”). The parties desire that McCook’s resignation be effective March 8, 2004. To that end, parties agree that the first paragraph of the Recitals contained in the Original Agreement be amended to change the effective date of McCook’s resignation to March 8, 2004.

All other terms and provisions of the Original Agreement shall remain in full force and effect, unchanged by this amendment.

Dated this 8th day of March, 2004.

/s/ Richard P. McCook	/s/ Mark Matta
Richard P. McCook	Mark Matta
#00000000234	Senior Vice President, Human Resources Winn-Dixie Stores, Inc.

Sworn to and subscribed before me this 8th day of March, 2004.	Sworn to and subscribed before me this 8th day of March, 2004.

/s/ Deborah Ann VanSchoor	/s/ Deborah Ann VanSchoor
Notary Public	Notary Public

My Commission Expires: 3/6/07	My Commission Expires: 3/6/07